Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of June 17, 2024 (the “Effective Date”), is entered into by and between ProFrac Holding Corp., a Delaware corporation (the “Company”), and Austin Harbour (the “Executive”). The Executive and the Company are each referred to herein as a “Party” and collectively as the “Parties.”

Background

The Executive will be appointed and employed as the Chief Financial Officer of the Company and will continue to serve as the Chief Financial Officer of the Company, effective as of the Effective Date. Executive shall serve as an officer of the Company in accordance with the terms and conditions of this Agreement. Accordingly, in consideration of the premises and the respective covenants and agreements of the Parties herein contained, and intending to be legally bound hereby, the Parties hereto agree as follows:

Agreement

1. Employment Period. Subject to the provisions for earlier termination hereinafter provided, the Executive’s employment hereunder shall be for a term commencing on the Effective Date and ending on the first anniversary of the Effective Date (such period, the “Initial Period”); provided, however, the Executive’s employment hereunder (if not earlier terminated) shall automatically renew for successive one-year periods on the first anniversary of the Effective Date and each anniversary thereafter (each such one-year extension period, a “Renewal Period”), unless either Party provides the other Party with written notice, at least 90 days prior to the end of the then-existing Initial Period or Renewal Period of an intent not to renew the Employment Period (a “Notice of Non-Renewal”) following the end of the then-existing Initial Period or Renewal Period, as applicable. The period that the Executive is employed hereunder is referred to as the “Employment Period.”

2. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, the Executive shall serve as Chief Financial Officer of the Company and shall perform such duties as are usual and customary for such position and such other duties as the Company shall from time to time reasonably assign to the Executive. The Executive shall report directly to the Chief Executive Officer of the Company.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his business time, energy, skill and best efforts to the performance of his duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company and its direct and indirect subsidiaries (collectively, the Company and its direct and indirect subsidiaries are referred to herein as the “Company Group”). Notwithstanding the foregoing, during the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees consistent with the Company’s conflicts of interests policies and corporate governance guidelines in effect from time to time, or (B) manage his personal investments, so long as such activities do not materially interfere with the performance of the Executive’s responsibilities to the Company or any other member of the Company Group.

(iii) The Executive agrees that he will not take personal advantage of any business opportunity that arises during his employment by the Company and which may be of benefit to the Company or any other member of the Company Group without the prior written consent of the Company.

(b) Compensation.

(i) Base Salary. During the Employment Period, the Executive shall receive a base salary (the “Base Salary”) at the annualized rate of $450,000, which amount may be increased or decreased by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”), as provided below. The Base Salary shall be paid in installments at such intervals as the Company pays executive salaries generally, but not less often than biweekly. The term “Base Salary” as utilized in this Agreement shall refer to Base Salary as may be adjusted as provided below.

(ii) Annual Bonus. The Executive shall be eligible to earn, for each calendar year ending during the Employment Period, an annual cash performance bonus (an “Annual Bonus”) with a target of 100% of Base Salary; provided, however, (i) no minimum Annual Bonus is guaranteed, and any Annual Bonus may equal zero if the Board or the Compensation Committee, as applicable, reasonably determines that the Executive’s performance goals have not been achieved in any given calendar year, and (ii) the Board or the Compensation Committee, as applicable, shall have the discretion to approve an Annual Bonus in excess of the target amount. The performance goals applicable to such Annual Bonus for the relevant year shall be determined by the Board or the Compensation Committee annually, in its sole discretion, and communicated to the Executive within the first ninety (90) days of the applicable calendar year (the “Bonus Year”). The Annual Bonus payable, if any, in respect of any Bonus Year, is subject to the Executive’s continuous employment through the last day of the applicable Bonus Year, and shall be paid no later than March 15 of the year immediately following the end of such Bonus Year. Additional details regarding the Executive’s Annual Bonus are more specifically described in Schedule A to the offer letter from Company to Executive, dated May 14, 2024 (the “Letter”). The terms of Schedule A are incorporated herein by reference.

(iii) Long Term Bonus. In addition to the Base Salary, the Sign-On Bonus and the Annual Bonus, the Executive shall be eligible to earn, for each Bonus Year ending during the Employment Period, a long-term incentive performance bonus consisting of a potential combination of restricted stock units or an equivalent (the “Long Term Bonus”); provided, however, (i) no minimum Long Term Bonus is guaranteed, and the Long Term Bonus may equal zero and (ii) the Board or the Compensation Committee, as applicable, shall have the discretion to approve the Long Term Bonus in excess of the target amount. The performance goals applicable to such Long Term Bonus for the relevant Bonus Year shall be determined by the Board or the Compensation Committee annually, in its sole discretion, and communicated to the Executive within the first ninety (90) days of the applicable Bonus Year. Additional details regarding the Executive’s Long Term Bonus are more specifically described in the Letter, including Schedule A thereto. The terms in the Letter addressing the Long Term Bonus are incorporated herein by reference.

(iv) Benefits. During the Employment Period, the Executive shall be eligible to participate in the same benefit plans, practices, policies and programs in which similarly situated executives of the Company are eligible to participate subject to the terms and conditions of the applicable plans, practices, policies and programs in effect from time to time. The Company shall not, however, by reason of this Section 2(b)(iv), be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan, practice, policy or program, so long as such changes are applied to similarly situated executives of the Company generally.

(v) Business Expenses. During the Employment Period, subject to Section 8(e), the Executive shall be entitled to receive reimbursement for all reasonable business expenses actually incurred by the Executive in the performance of the Executive’s duties under this Agreement so long as the Executive timely submits all documentation for such expenses, as required by the applicable policy of the Company in effect from time to time. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of such documentation (but in any event not later the close of the Executive’s taxable year following the taxable year in which the expense is incurred by the Executive). In no event shall any reimbursement be made to the Executive for any expenses incurred after the date of the Executive’s termination of employment with the Company.

(vi) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation time each calendar year (pro-rated for any partial year of service) in accordance with the plans, policies, programs and practices of the Company applicable to similarly situated executives.

3. Termination of Employment. Notwithstanding Section 1 above, the Executive’s employment hereunder may end prior to the end of any then-existing Initial Period or Renewal Period, as applicable, pursuant to any of the circumstances described in this Section 3.

(a) Death or Disability. The Executive’s employment hereunder shall automatically (and without any further action by any person or entity) terminate upon the Executive’s death and shall terminate upon notice from the Company due to the Executive’s Disability. For purposes of this Agreement, “Disability” shall exist if the Board reasonably determines in good faith that the Executive is unable, by reason of physical or mental impairment that continues for or is reasonably expected to continue for 120 consecutive days or a total of 180 days, whether or not consecutive (or for any longer period as may be required by applicable law), in any 12 month period, to fulfill his obligations hereunder (after accounting for reasonable accommodation, if applicable and required by applicable law). The Company is not, however, required to make unreasonable accommodations for the Executive or accommodations that would create an undue hardship on the Company. For purposes of clarity, this provision is not intended to, and does not, alter or affect any rights the Executive has to avail himself of leaves of absence in accordance with policies of the Company to similarly situated executives or rights under applicable disability and leave of absence laws, including, without limitation, the Americans with Disabilities Act and the Family and Medical Leave Act.

(b) Cause. The Company may terminate the Executive’s employment hereunder for Cause or without Cause. In the event the Company terminates the Executive’s employment hereunder without Cause, the Company shall endeavor to provide the Executive reasonable notice of such termination, provided, however, that the Company’s failure to do so does not constitute a breach of this Agreement.

For purposes of this Agreement, “Cause” shall mean the occurrence of one or more of the following events:

(i) The Executive’s willful failure or refusal, other than due to death or Disability, to perform, or gross negligence in performing, the Executive’s obligations pursuant to this Agreement which, if capable of cure, is not cured within 15 days following a written notice being delivered to the Executive, which notice specifies such failure or negligence;

(ii) The Executive’s willful commission of an act of fraud or material dishonesty in the performance of his duties or with respect to any member of the Company Group, the nature of which, and the support for which, shall be provided to the Executive in writing;

(iii) The Executive’s material breach of any Company Group policy applicable to the Executive and made known to the Executive which, if capable of cure, is not cured within 15 days following a written notice being delivered to the Executive, which notice specifies the applicable material breach;

(iv) The indictment of the Executive, conviction of the Executive, or entry by the Executive of a guilty or no contest plea to any felony or any other crime or misdemeanor involving moral turpitude;

(v) Any breach by the Executive of his fiduciary duty or duty of loyalty to the Company or any member of the Company Group; or

(vi) The Executive’s material breach of any of the provisions of this Agreement, or any other written agreement between the Executive and the Company which, if capable of cure, is not cured within 15 days following written notice thereof from the Company delivered to the Executive.

(c) Good Reason. The Executive may terminate the Executive’s employment hereunder for Good Reason or, upon providing at least 45 days’ prior written notice to the Company, without Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following events without the Executive’s prior written consent:

(i) A material reduction in the Executive’s duties, authority or responsibilities;

(ii) A material reduction of the Executive’s Base Salary;

(iii) The relocation of the geographic location of the Executive’s principal place of employment by more than 25 miles from the Company’s headquarters as of the Effective Date; or

(iv) The Company’s material breach of its obligations under this Agreement.

For purposes of this Agreement, a termination of employment by the Executive shall not be deemed to be for Good Reason unless (A) the Executive gives the Company written notice describing the event or events which are the basis for such termination within 90 days after the event or events occur, (B) such grounds for termination (if susceptible to correction) are not corrected by the Company within 15 days after the Company’s receipt of such notice, and (C) the Executive terminates his employment no later than 45 days after the Executive provides written notice to the Company in accordance with clause (A) of this paragraph.

(d) Notice of Termination. Any termination other than due to death shall be communicated by Notice of Termination from one Party to the other Party given in accordance with Section 8(c) below. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination (which date shall be not more than 30 days after the giving of such notice or, in the case of a termination by the Company without Cause or by the Executive for Good Reason, not more than 45 days after the date on which the Company provides written notice in accordance with Section 3(b) or the Executive provides written notice in accordance with Section 3(c) above, as applicable). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e) Date of Termination. “Date of Termination” means the date on which the Executive’s employment with the Company terminates.

4. Obligations of the Company Upon Termination.

(a) Without Cause or for Good Reason. If the Employment Period ends due to the Company’s termination of the Executive’s employment without Cause (and not due to death or Disability) or due to the Executive’s resignation for Good Reason, then the Executive shall be paid an amount (the “Severance Amount”) equal to (A) one (1) times the annual Base Salary in effect on the Date of Termination and (B) the Annual Bonus with respect to the Bonus Year immediately preceding the Bonus Year in which the Date of Termination takes place, multiplied by a fraction, the numerator of which is the number of days in the period commencing on January 1 of the Bonus Year which the Date of Termination takes place and ending on the Date of Termination, and the denominator of which is 365, which Severance Amount shall be paid in equal monthly installments over a one (1) year period beginning on the Company’s first regularly scheduled pay date that is on or after the date that is 60 days after the Date of Termination. In the event the Executive’s Employment Period ends without Cause or for Good Reason after the Company’s Compensation Committee has approved the Executive’s Annual Bonus for the Bonus Year immediately preceding the Date of Termination but such Annual Bonus has not yet been paid, the Executive shall be entitled to such Annual Bonus. Notwithstanding anything herein to the contrary, it shall be a condition to the Executive’s right to receive the Severance Amount that the Executive execute and deliver to the Company within 21 days (or 45 days, if required by applicable law) after receipt from the Company, and not revoke in any time provided by the Company to do so, a release of claims in a form reasonably acceptable to the Company (the “Release”), which Release shall release each member of the Company Group and their respective affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of the Executive’s employment with the Company and any other member of the Company Group or the termination of such employment, but excluding all claims to the Severance Amount and any accrued Base Pay or other obligations, or any other claim that may first arise after the date the Release has been executed by the Executive. The form of Release shall be provided to the Executive within five days following the Date of Termination.

(b) Other Terminations. If the Executive’s employment with the Company terminates by the Company for Cause or by the Executive without Good Reason, or upon the end of the Initial Period or a Renewal Period following either the Company’s or the Executive’s issuance of a Notice of Non-Renewal, the Company shall pay to the Executive any accrued obligations when due under applicable law and shall have no further severance obligations to the Executive under this Agreement.

5. Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if the Executive is a “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended (the “Code”)), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which the Executive has the right to receive from the Company or any of their respective affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Executive from the Company or any of their respective affiliates shall be one dollar ($1.00) less than three times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company or any of their respective affiliates used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times the Executive’s base amount, then the Executive shall immediately repay such excess to the Company, as applicable, upon notification that an overpayment has been made. Nothing in this Section 5 shall require the Company or any of their respective affiliates to be responsible for, or have any liability or obligation with respect to, the Executive’s excise tax liabilities under Section 4999 of the Code.

6. Full Settlement. The Company’s obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which any member of the Company Group may have against the Executive. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as expressly provided, such amounts shall not be reduced because the Executive obtains other employment following the Date of Termination.

7. Successors and Third-Party Beneficiaries.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase merger, consolidation, change of control or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, and the Company shall remain liable for all obligations hereunder to the extent arising prior to the date of succession. Any successor to the Company’s business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise shall be deemed the “Company” hereunder.

8. Miscellaneous.

(a) Governing Law; Submission to Jurisdiction. This Agreement shall in all respects be construed according to the laws of the State of Delaware without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement, the Parties hereby consent to the arbitration provisions of Section 8(b) and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in Fort Worth, Texas.

(b) Arbitration

(i) Any dispute, controversy or claim between the Executive and any member of the Company Group arising out of or relating to this Agreement or the Executive’s employment or engagement with any member of the Company Group will be finally settled by arbitration in Fort Worth, Texas in accordance with the then-existing American Arbitration Association (“AAA”) Employment Arbitration Rules. The arbitration award shall be final and binding on both Parties. Any arbitration conducted under this Section 8 shall be private, and shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously hear and decide all matters concerning the dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the dispute before him or her (and each Party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. All disputes shall be arbitrated on an individual basis, and each Party hereto hereby foregoes and waives any right to arbitrate any dispute as a class action or collective action or on a consolidated basis or in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated, or to participate as a class member in such a proceeding. The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing Parties and the Parties agree that judgment upon the award may be entered by any court of competent jurisdiction. The Party whom the Arbitrator determines is the prevailing party in such arbitration shall receive, in addition to any other award pursuant to such arbitration or associated judgment, reimbursement from the other Party of all reasonable legal fees and costs associated with such arbitration and associated judgment.

(ii) By entering into this Agreement and entering into the arbitration provisions of this Section 8(b), THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

(iii) Nothing in this Section 8(b) shall prohibit a Party to this Agreement from (A) instituting litigation to enforce any arbitration award, or (B) joining the other Party to this Agreement in a litigation initiated by a person or entity that is not a party to this Agreement. Further, nothing in this Section 8(b) precludes the Executive from filing a charge or complaint with a federal, state or other governmental administrative agency.

(c) Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (a) given by hand delivery to the other Party to whom said notice or other communication shall have been directed (b) mailed by registered or certified mail, return receipt requested, postage prepaid, on the third business day after the date on which it is so mailed, (c) mailed by reputable overnight courier and receipted for by the Party to whom said notice or other communication shall have been directed or (d) sent by facsimile transmission, with receipt of oral confirmation that such transmission has been received, addressed as follows:

If to the Executive: at the address indicated on the signature page of this Agreement, or such other address as Executive shall provide to the Company.

If to the Company:

c/o ProFrac Holding Corp.
333 Shops Boulevard

Suite 301
Willow Park, Texas 76087
Attention: Steve Scrogham, Chief Legal Officer

or to such other address as either Party shall have furnished to the other in writing in accordance herewith.

(d) Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Exchange Act and the rules and regulations promulgated thereunder, then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.

(e) Section 409A.

(i) The Parties agree that this Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”) or an exemption therefrom.

(ii) For purposes of this Agreement, each amount to be paid or benefit to be provided hereunder (including any right to a series of installment payments) shall be construed as a separate identified payment or a right to a series of separate payments for purposes of Section 409A.

(iii) With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (A) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (B) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(iv) Any payments to be made under this Agreement upon a termination of the Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

(v) Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if the Executive’s receipt of such payment or benefit is not delayed until the earlier of (A) the date of the Executive’s death or (B) the date that is six (6) months after the Date of Termination (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to the Executive (or the Executive’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company or any of their respective affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

(f) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision or term hereof is deemed to have exceeded applicable legal authority or shall be in conflict with applicable legal limitations, such provision shall be reformed and rewritten as necessary to achieve consistency with such applicable law.

(g) Withholding. The Company may withhold and deduct from any amounts payable under this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by the Executive.

(h) No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(i) Employment-At-Will. The Executive acknowledges that his employment with the Company is “at-will” for all purposes and, subject to the termination and severance obligations contained in Sections 3 and 1 above, the Executive hereby agrees that the Company (and any other member of the Company Group that employs the Executive) may dismiss him and terminate his employment at any time, with or without Cause in accordance with Sections 3(c) and 4(a). Inclusion under any benefit plan or compensation arrangement will not give the Executive any right or claim to any benefit hereunder except to the extent such right has become fixed under the express terms of this Agreement.

(j) Entire Agreement. This Agreement and Schedule A to the Letter, which, as described above, is hereby incorporated by reference, contain the entire agreement of the Parties with respect to the matters covered herein and supersedes all prior and contemporaneous agreements and understandings, oral or written, between the Parties hereto concerning the subject matter hereof; provided, however, this Agreement will complement (and not supersede or replace) any other agreement between the Executive, on the one hand, and any member of the Company Group, on the other hand, with respect to non-disclosure or protection of confidential information. In the event of a conflict between this Agreement and Schedule A to the Letter, the terms and conditions contained in Schedule A to the Letter shall control. This Agreement may be amended only by a written instrument executed by both Parties hereto.

(k) Survival. Section 4 (Obligations of the Company Upon Termination) and Section 8(b) (Arbitration) of this Agreement shall survive termination or expiration of the Employment Period and shall continue in effect following such time.

(l) Representations and Warranties. The Executive represents and warrants to the Company that (i) upon full execution hereof, this Agreement is valid and binding upon and enforceable against him in accordance with its terms, (ii) the Executive is not bound by or subject to any contractual or other obligation that would be violated by his execution or performance of this Agreement, including, but not limited to, any non-competition agreement or other agreement or obligation with any third party or prior employer, and (iii) the Executive is not subject to any pending or, to the Executive’s knowledge, threatened claim, action, judgment, order, or investigation that could adversely affect his ability to perform his obligations under this Agreement or the business reputation of the Company. The Executive has not entered into, and agrees that during the Employment Period, he will not enter into, any agreement either written or oral in conflict herewith. In performing his duties hereunder, the Executive will not knowingly use or disclose any trade secrets or legally protected information belonging to any prior employer or any entity that is not a member of the Company Group.

(m) Consultation with Counsel. The Executive acknowledges that he has had a full and complete opportunity to consult with counsel and other advisors of his own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has not made any representations or warranties to the Executive concerning the terms, enforceability or implications of this Agreement other than as reflected in this Agreement.

(n) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which, when assembled to include an original, faxed or electronic mail (in .PDF or similar file) signature for each Party, shall be deemed an original but which together shall constitute one and the same instrument. Further, the Parties agree that signatures by DocuSign, Sign-n-Send or other similar electronic signing software will be deemed to be originals. Such counterparts may be exchanged and delivered by email.

(o) Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by the Executive and any member of the Company Group prior to the termination of the Executive’s employment with the Company or any member of the Company Group, any termination of the Executive’s employment in accordance with this Agreement shall constitute, as applicable, an automatic resignation of the Executive: (i) as an officer of the Company and each member of the Company Group; (ii) from the Board; and (iii) from the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) the Executive serves as such Company Group member’s designee or other representative.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

COMPANY:

PROFRAC HOLDING CORP.,

a Delaware corporation

By: /s/ Matthew D. Wilks

Matthew D. Wilks, Executive Chairman

EXECUTIVE:

By: /s/ Austin Harbour
Austin Harbour

Address:

Signature Page To
Executive Employment Agreement